Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP ANNOUNCES THAT IT WILL NOT PARTICIPATE
IN THE U.S. TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM

WEST SPRINGFIELD, MA—November 12, 2008—United Financial Bancorp, Inc. (the “Company”) (NASDAQ:UBNK), the holding company for United Bank (the “Bank”), announced today that is has decided not to apply for participation in the U. S. Treasury Department’s Troubled Assets Relief Program (TARP) Capital Purchase Program as authorized by the Emergency Economic Stabilization Act of 2008.

“We are a well-capitalized, financially solid institution with strong operating earnings and we have determined that we do not need the capital offered by the TARP program to meet the banking and borrowing needs of our customers,” said Richard B. Collins, President and Chief Executive Officer.  “The strength of our balance sheet enables us to avoid the expense and uncertainty that participation in this not yet fully defined government program would entail. As a non-participant we will be able to employ the capital management options that we believe are in the best interests of our shareholders and our customers. We have ample liquidity to continue our lending programs for qualified borrowers of all types.  Our loan portfolio is performing well and we have no exposure to sub-prime loans or any debt or equity investments in Fannie Mae, Freddie Mac, Lehman Brothers or AIG.  We are fortunate to have the capital and liquidity we need to continue doing business as we have in the past without the assistance offered through the TARP program,” he said.

As of September 30, 2008, the Bank's Tier I Capital Ratio was 18.17%, more than 3 times the 6% level to be considered well capitalized.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered savings bank headquartered at 95 Elm Street, West Springfield, MA 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.  United Bank provides an array of financial products and services through its 15 branch offices and one express drive up branch located throughout Western Massachusetts.  Through its Wealth Management Group and its partnership with NFP Securities, Inc., the Bank is able to offer access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information, please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.